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                               STOCK PURCHASE AGREEMENT

    This Stock Purchase Agreement (the "Agreement") is made as of September 11, 1997 by and between Oryx Technology Corp., a Delaware corporation ("Seller"), and ("Buyer").

     WHEREAS, Seller owns shares of the Series A Preferred Stock (the "Shares") of DAS Devices, Inc., a Delaware corporation (the "Corporation"); and

     WHEREAS, Buyer desires to purchase, and Seller desires to sell and transfer the Shares to Buyer for cash consideration of Seventy Cents ($0.70) per share pursuant to the terms hereof.

     NOW, THEREFORE, Seller and Buyer agree as follows:

     1. SALE OF SHARES. Subject to the terms and conditions set forth in this Agreement, Seller hereby sells, conveys, transfers, assigns and delivers the Shares to Buyer, and Buyer hereby purchases the Shares from Seller.

     2. PURCHASE PRICE. In consideration of Seller's transfer and sale of the Shares to Buyer pursuant to the terms hereof, Buyer shall pay to Seller in cash on the date of the Closing (as defined in Section 3 below).

     3. CLOSING. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Seller on or before September 19, 1997, or at such other place or in such other manner as the parties may agree. After the Closing, Buyer and Seller shall execute and deliver any additional documents required to implement the terms and conditions of this Agreement, if any.

     4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that as of the Closing:

          4.1 Seller has good and marketable title, without liens of any kind or nature whatsoever, to all of the Shares sold, assigned, conveyed and/or transferred hereunder; and

          4.2  Seller is the registered owner of the Shares.

     5. REPRESENTATIONS AND WARRANTIES OF BUYER. As an inducement to Seller to sell the shares to Buyer, and in order to establish the suitability for Buyer of such an investment, Buyer hereby makes the following representations and warranties, and authorizes Seller to rely upon the same:

          5.1 Buyer has received all materials relating to the Corporation which it has requested. The Corporation has answered all inquiries that Buyer or its representatives have put to the Corporation relating to this Agreement. Buyer has had access to all additional information necessary to verify the accuracy of the information set forth in documents fumished to Buyer,


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and has taken all the steps necessary to evaluate the merits and risks of an investment in the Corporation.

          5.2 Buyer's purchaser representative has such knowledge and experience in finance, securities, investments and other business matters so as to be able to protect its interests in connection with this transaction, and its investment in the Corporation is not material when compared to its total financial capacity.

          5.3 Buyer understands the various risks of an investment in the Corporation and can afford to bear such risks, including, but not limited to, the risks of losing its entire investment.

          5.4 Buyer has no need for liquidity of its investment in the Corporation and can afford to hold the Shares for a substantial period of time.

          5.5 Buyer is fully aware that an investment in the Corporation involves significant risks which it may have to bear for an indefinite period of time.

          5.6 Buyer understands that the Shares are being offered and sold under an exemption from registration provided for in Section 4(2) of the Act and Rule 144(k) promulgated thereunder, and under similar exemptions under certain state securities laws. Additionally, Buyer understands that this transaction has not been reviewed by, passed on or submitted to any Federal or state agency or self-regulatory organization where an exemption is being relied upon.

          5.7 Buyer understands that the Shares are subject to a right of first refusal in favor of the Corporation as provided under Article 10 of the Corporation's Amended and Restated Bylaws, and the certificate representing the Shares shall bear an appropriate legend reflecting such right of first refusal.

          5.9 The Shares purchased hereunder will be acquired by Buyer for its own account for investment and not with a view to the distribution thereof.

          5.10 Except as has been specifically disclosed by Buyer to the Corporation in writing, no sales commission or similar payments have been paid or are or will be owed by Buyer to any third party in connection with Buyer's purchase of the Shares.

     6.   CONDITIONS TO CLOSING.

          6.1 CONDITIONS TO MUTUAL OBLIGATIONS. The respective obligations of each of the parties hereto at the Closing are subject to the fulfillment to their reasonable satisfaction of the following conditions precedent (or mutual written waiver thereof) on or before the Closing:

               (a) Consummation of the transactions contemplated hereby shall not have been prohibited by any order, decree or judgment of any United States court, governmental agency, or other regulatory agency or commission having competent jurisdiction; or


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          (b)  There shall not have been promulgated, entered, issued or determined to be applicable to this Agreement any law, regulation, order, judgment or decree making the sale or purchase of the Shares as contemplated hereby illegal.

     6.2 CONDITIONS TO SELLER'S OBLIGATIONS. Seller's obligations as of the Closing are subject to the fulfillment to the reasonable satisfaction of or written waiver by Seller of the following conditions on or before the Closing:

          (a) The representations and warranties of Buyer made in this Agreement are correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time, except as affected by the provisions hereof and the transactions contemplated hereby; and

          (b) Buyer shall have performed and complied in all material respects with each covenant or condition required by this Agreement to be performed or complied with by it prior to or at the Closing.

     7.   GENERAL.

          7.1 ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the respective successors to and assigns of Seller and Buyer. This Agreement shall not be assignable in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld.

          7.2 FURTHER ASSURANCES. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as the other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

          7.3 MISCELLANEOUS. This Agreement and the agreements executed at the Closing, if any, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. This Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. If any term of this Agreement or application thereof shall be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first above written.

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